NONEXCLUSIVE INDEPENDENT CONSULTING AGREEMENT

THIS NONEXCLUSIVE CONSULTING AGREEMENT (“Agreement”) is made and entered into effective March 20, 2006, by and between Fonix Corporation, a Delaware corporation (“Fonix”), and George Schoenberg (“Consultant”). Hereinafter either party may be referred to as “Party” and collectively as “Parties.”

RECITALS:

WHEREAS, Fonix is a telecommunications and speech technology company, of which the primary business activity is presently the (i) marketing and sales of local, long distance and Internet telecommunications services in the Southeastern United States and (ii) development, marketing, sales and licensing of certain proprietary human-computer interface technologies and products. Fonix is seeking new marketing and licensing opportunities as well as other significant business development opportunities in Europe and Asia; and

WHEREAS, Consultant is generally familiar with many of Fonix’s technologies and products, and has expertise identifying and making introductions to European and Asian companies interested in purchasing, licensing or otherwise acquiring the rights to market or use technologies and products of a type offered by Fonix; and

WHEREAS, Fonix desires that Consultant provide such services in Europe and Asia as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
CONSULTING

1.2            Description. Fonix hereby retains Consultant to perform, and Consultant hereby agrees to perform, consulting services to Fonix as herein provided.

1.2            Services to be Performed. Consultant shall provide bona fide consulting services to Fonix in connection with Fonix’s efforts to identify and enter into appropriate agreements for sales and third-party licensing and co-development partners located principally in Europe and Asia. Such services shall include, without limitation, (i) consultation regarding strategic planning, partnerships and similar alliances; (ii) finding and introducing, on a best efforts and nonexclusive basis, potential buyers and licensing and co-development partners located principally in Europe and Asia; and (iii) to the extent requested by Fonix, participating in negotiations with such potential purchasers and partners.

1.3            Independent Contractor. Consultant acknowledges that Consultant’s retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right or product of Fonix, nor does this Agreement confer any employment right on Consultant. Consultant agrees that in performing its duties under this Agreement, it shall be operating as an independent contractor as that term is defined in United States Treasury Department regulations and United States Internal Revenue Service rulings and interpretations. Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to be evidence of the intention of the parties to establish any such relationship. Neither party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Section 1.3.

1.4            Confidentiality and Non-Disclosure. Consultant acknowledges that in performance of services under this Agreement, it may acquire confidential information concerning Fonix technology, know-how, product development and marketing plans, business concepts, financial matters and other information which are valuable, special and unique assets of Fonix (herein “Information”). Consultant will not, during or after the term of this Agreement, disclose any Information, no matter how acquired, to any person or entity for any reason or purpose outside of Consultant’s usual business activities as defined hereunder, and will not in any manner directly or indirectly aid or be a party to any acts, the effects of which would tend to divert, diminish or prejudice the technology, good will, business or business opportunities of Fonix. In the event of a threatened breach of Consultant of the provisions of this paragraph, Fonix shall be entitled to an injunction restraining Consultant from disclosing any such information or from rendering any services to any person or entity to whom any such information has been disclosed or threatened to be disclosed. Nothing herein shall be construed as prohibiting Fonix from pursuing any other remedies available to Fonix for actual breach of the provision of this paragraph, including the recovery of damages from Consultant.

1.4.1 In exchange for Fonix executing this Agreement and agreeing to the retention of Consultant’s services by Fonix, Consultant does hereby enter into the covenant of confidentiality set forth in this Section 1.4 (the “Confidentiality Covenant”) and acknowledges the adequacy of the consideration to support the Confidentiality Covenant.

1.4.2 The Confidentiality Covenant shall survive the expiration or termination of this Agreement.

ARTICLE II
TERM OF CONTRACT

2.1     Term. The term of this Agreement shall be from the effective date hereof until July 20, 2006, except as provided in this Article II below.

2.2     Termination for Cause. Consultant acknowledges that its engagement under this Agreement may be terminated for Cause as set forth herein. For the purpose of this paragraph, “Cause” shall mean any of the following:

  2.2.1  fraud or misrepresentation;

  2.2.2  Fonix, after consultation with legal counsel of its choice, reasonably has determined that a violation of law has taken place or is about to take place in connection with this Agreement; or

  2.2.3  violation of a Confidentiality Covenant.,

ARTICLE III
COMPENSATION

3.1     Compensation. As soon as possible after the mutual execution of this Agreement by all Parties, Fonix shall issue as compensation for Consultant’s services under this Agreement, Four Million (4,000,000) shares of the Company’s common stock, par value $.0001 per share (the “Compensation Shares”).

3.2     Registration of Stock. Any offer or issuance of the Compensation Shares under this Agreement shall be subject to the filing and effectiveness, at or prior to the time this Agreement is executed by Fonix, of a registration statement under the U.S. Securities Act of 1933, as amended, on Form S-8, covering the Compensation Shares.

3.3   Expenses. Consultant shall be responsible for the payment of any expenses incurred by Consultant in the providing of services hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1   Representations and Warranties of Consultant. To induce Fonix to enter into this Agreement, Consultant hereby represents and warrants as follows:

4.1.1  Disclosure, Access to Information. Consultant confirms that it has received and thoroughly read and is familiar with and understands this Agreement, and that all documents, records, books and other information pertaining to Consultant’s performance under this Agreement requested by Consultant have been made available for inspection and copying and that there are no additional materials or documents that have been requested by Consultant that have not been made available by Fonix. Consultant further acknowledges that it understands that Fonix is subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Consultant has reviewed or received copies of any such reports that have been requested by it. Without limiting the generality of the foregoing, Consultant acknowledges that it has received and has reviewed copies of the following reports filed by Fonix:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	Quarterly Report on Form 10-Q, for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

(c)	Current Reports on Form 8-K filed during 2005 and up to and including March 20, 2006.

Consultant acknowledges that the statements contained in the above-described Exchange Act Reports are not purely historical and include forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Exchange Act, including statements regarding the Company’s expectations, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding future development of Fonix’s telecommunication products and services and speech technologies, statements regarding Fonix’s ability to enter into appropriate sales, licensing and co-development agreements, and projections for the timing and amount of revenues to be received from Fonix in connection with such agreements. All such forward looking statements are based on information available to Fonix on the date hereof, and Fonix assumes no obligation to update any such forward looking statements. Fonix’s actual results could differ materially from the results predicted in such forward looking statements.

ARTICLE V
MISCELLANEOUS PROVISIONS

5.1  Entire Agreement. This Agreement constitutes the entire agreement between the parties and supercedes any prior written or oral agreements concerning the subject matter contained herein.

5.2  Amendment. This Agreement may be amended only by the written consent of the parties.

5.3  Waiver. No waiver of any breach or default of this Agreement by either party hereto shall be considered to be a waiver of any other breach of default of this Agreement.

5.4  Notices. Any notices pertaining to this Agreement shall be in writing and shall be transmitted by personal hand delivery or fax to an officer or director of Fonix or to Consultant, or through the facilities of the United States Post Office, certified mail, return receipt requested. The addresses set forth below for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

Fonix:

Fonix Corporation
Attention: Roger Dudley
Executive Vice President
9350 S. 150 E., Suite 700
Salt Lake City, Utah 84070
United States of America

Consultant:

George Schoenberg
Third Floor
27 Mortimer Street
London W1T 3BL
England, United Kingdom

Notices given by mail shall be deemed to be delivered on the day such notice is deposited in the United States mail, postage prepaid.

5.5  Assignment. The Consultant’s rights and duties pursuant to this Agreement are not assignable without the express written agreement of Fonix. Fonix may assign any of its rights or obligations hereunder.

5.6  Consultant not Exclusive Consultant of Fonix. Nothing in this Agreement shall restrict or otherwise limit the right of Fonix to engage or retain other consultants, either as employees or as independent contractors.

5.7  Attorney Fees and Costs. The parties agree that, in the event of any dispute arising under this Agreement, the prevailing party in any such dispute shall be entitled to an award of all costs and expenses, including without limitation attorneys’ fees and legal costs, which may arise from the enforcement of this Agreement, whether such enforcement is pursued by filing of a suit or otherwise.

5.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereto agree to submit to the exclusive jurisdiction of English courts.

5.9  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FONIX:

FONIX CORPORATION

By:	/s/ Thomas A. Murdock
Thomas A. Murdock
CEO, President, Chairman

CONSULTANT:

George Schoenberg

By:	/s/ George Schoenberg